EXHIBIT 99.1

For Immediate Release Contact: Harvey Grossblatt, President Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments, Inc. Announces Notice of Noncompliance with NYSE American LLC Continued Listing Standards

OWINGS MILLS, MD. April 5, 2023 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced that on April 3, 2023, the Company received a letter from NYSE American LLC (the “Exchange”) stating that the Company is not in compliance with the continued listing standards set forth in Section 704 of the Exchange’s Company Guide (the “Company Guide”) as the result of the Company’s failure to hold an annual meeting for the fiscal year ended March 31, 2022 by March 31, 2023.

The Company expects to hold an annual meeting in the fall of 2023, at which time it will regain compliance with the NYSE American’s continued listing standards.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer and distributor of safety and security devices. Founded in 1969, the Company has an over 50-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

11407 CRONHILL DRIVE, SUITE A • OWINGS MILLS, MARYLAND 21117, USA

(410) 363-3000 • www.universalsecurity.com